Exhibit 99.1

VIRGIN MEDIA REPORTS SECOND QUARTER 2009 RESULTS

RECORD ARPU AND TRIPLE PLAY AND STRONG FREE CASH FLOW

London, England, August 6, 2009 – Virgin Media Inc. (NASDAQ: VMED) announces results for the quarter ended June 30, 2009.

Quarterly Highlights

Financial

•                                Consumer on-net(1) revenue increased 3.6% to £617m (Q2-08: £596m)

•                                Total revenue of £936m (Q2-08: £940m)

•                                OCF(2) of £334m (Q2-08: £334m)

•                                Operating income of £15m (Q2-08: £328m loss)

•                                Free Cash Flow(3) of £85m (Q2-08: £111m)

•                                Net cash provided by operating activities of £236m (Q2-08: £274m)

•                                Successfully raised $1.6bn equivalent in bonds in June and July to prepay senior credit facilities

•                                Investigating a secondary listing on London Stock Exchange

Operational

•                                On-net ARPU increased 3.8% to record £43.27 (Q2-08: £41.68) since merger

•                                On-net churn maintained at low level of 1.3% (Q2-08: 1.3%)

•                                Customers are buying more from us with RGUs(4) net increase of 95,700 (Q2-08: 136,800) to 12.65m (Q2-08: 12.04m)

•                                Record triple-play penetration of 58.3% (Q2-08: 53.1%)

On-net Broadband

•                                 Broadband customer net increase of 5,100 (Q2-08: 54,600) to 3.74m (Q2-08: 3.56m)

•                                 New and existing customers are choosing faster broadband, improving tier mix

•                                Broadband customers with 10Mb or higher increased 86% year-on-year to 1.75m

•                                47% year-on-year increase in aggregate headline speed

•                                 2Mb to 10Mb upgrade programme underway — 385,000 customers upgraded to date

•                                 50Mb broadband roll-out complete; 200Mb customer pilot underway

Television

•                                 TV customer net increase of 20,400 (Q2-08: 24,800) to 3.67m (Q2-08: 3.54m)

•                                 Video-on-demand (VOD) usage rises to 55% of digital customers (Q2-08: 48%)

•                                 Highest ever average VOD views of 62m per month (Q2-08: 38m)

Mobile

•                                 Contract mobile customers net increase of 72,300 (Q2-08: 55,900) to 784,600 (Q2-08: 491,600), up 60% year-on-year

(1) On-net: where consumer services are provided by the Company’s fiber optic cable network, as opposed to non-cable areas, referred to as off-net.

(2) OCF: operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges. OCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(3) Free Cash Flow or FCF: operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. FCF is a non-GAAP financial measure. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(4) Revenue Generating Unit or RGU: a contract for residential broadband, TV, telephony or contract mobile services. A triple-play customer is one household taking broadband, TV and telephony, which equals three RGUs.

Neil Berkett, Chief Executive Officer of Virgin Media, said:

“I am pleased to report strong consumer on-net revenue growth and record ARPU during another quarter of solid financial performance. Our strong free cash flow is underpinned by good cost control and a high quality customer base. This reflects the success we have had in delivering and monetizing a compelling and highly competitive consumer proposition which exploits our strengths in broadband and video-on-demand. The growth outlook for the second half of the year remains strong.

We have now reached a landmark milestone with the completion of our next generation network, which successfully demonstrates our drive to redefine the high-speed broadband market in the UK. More than 12 million homes now have access to 50Mb broadband, the fastest commercially available product in the UK, and we continue to innovate with our customer pilot of 200Mb.

Our successful bond issues, over the last few months, reflect the market’s confidence in our business and growth prospects. We believe we remain well-positioned to meet the wider economic challenges and to continue to provide our customers with more reasons to choose Virgin Media.”

Contacts

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi:	+44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media:
Tavistock
Matt Ridsdale:	+44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk
Lulu Bridges:	+44 (0) 20 7920 3150 / lbridges@tavistock.co.uk

Conference call details

There will be a webcast and conference call for analysts and investors today at 8am ET / 1pm UK time.

The presentation can be accessed live via webcast on the Company’s website, www.virginmedia.com/investors.

Analysts and investors can dial in to the presentation by calling +1 866 966 5335 in the United States or +44 (0) 20 3023 4472 for international access, passcode “Virgin Media Inc.” for all participants.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Thursday, August 13, 2009.  The dial-in replay number for the US is: +1 866 583 1035 and the international dial-in replay number is: +44 (0)20 8196 1998, passcode: 499513#.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Please refer to “Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995” on page 11 for a more detailed discussion regarding these forward-looking statements.

SUMMARY FINANCIAL RESULTS (unaudited)

	Q2 2009	Q1 2009	Q2 2008
	£m	£m	£m
			(adjusted) (1)
Revenue
On-net	616.8	604.0	595.5
Mobile	127.5	135.3	143.9
Off-net (National)	13.3	14.0	15.6
Consumer segment - Total	757.6	753.3	755.0
Business segment	142.5	149.8	156.8
Content segment	35.7	32.6	28.3
Total Revenue	935.8	935.7	940.1

OCF (2)	333.8	312.3	334.3

FCF (2)	85.3	62.2	110.5

Operating income (loss) (3)	15.2	13.0	(328.3)

Net cash provided by operating activities	235.5	129.2	273.6

CONSUMER OPERATIONS STATISTICS (‘000s)	Q2 2009	Q1 2009	Q2 2008

Consumer RGUs

Television	3,672.0	3,651.6	3,538.8
Digital TV	3,543.3	3,510.4	3,353.5

Broadband
On-net	3,735.2	3,730.1	3,563.4
Off-net	245.7	247.0	272.7
	3,980.9	3,977.1	3,836.1

Telephone
On-net	4,104.0	4,108.3	4,063.5
Off-net	112.5	109.0	107.3
	4,216.5	4,217.3	4,170.8

Mobile (4)
Contract	784.6	712.3	491.6

Total Consumer RGUs	12,654.0	12,558.3	12,037.3

Net Consumer RGU adds

Television	20.4	30.6	24.8
Digital TV	32.9	41.4	42.1

Broadband
On-net	5.1	47.3	54.6
Off-net	(1.3)	(5.0)	(6.8)
	3.8	42.3	47.8

Telephone
On-net	(4.3)	9.1	3.4
Off-net	3.5	3.5	4.9
	(0.8)	12.6	8.3

Mobile (4)
Contract	72.3	62.9	55.9

Data cleanse	—	—	5.3

Total Net Consumer RGU adds in period	95.7	148.4	142.1

Notes

(1) Prior period results have been adjusted to reflect the treatment of our former Sit-up business as discontinued operations and the reorganization of our reporting segments.

(2) OCF and FCF are non-GAAP financial measures. Please see Appendix F for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

(3) Operating loss in Q2 2008 was impacted by a goodwill impairment charge of £366.2m.

(4) The operating statistics relating to prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release.

OVERVIEW

We achieved significant consumer on-net revenue growth in the quarter driven by record high on-net ARPU, which has fed into strong sequential OCF and FCF growth. These results reflect our focus on attracting and retaining higher value customers and monetizing our capital investment, particularly in our broadband speed upgrades. We expect ARPU and on-net revenue growth to continue in the second half of the year, underpinning further OCF growth.

We continue to prudently manage our debt structure, recently completing two successful bond issues, which have allowed us to repay approximately £1bn under our senior credit facility in June and July.

We are investigating the benefits of obtaining a secondary listing on the London Stock Exchange, as such a listing would provide a further means for UK and European investors to trade the Company’s shares on a well-established local platform and assist in raising the Company’s corporate profile in the UK, where its business is conducted. If we were to proceed with a secondary listing, the Company’s primary listing would remain on NASDAQ and we do not intend to issue any new equity capital in conjunction with it. Any such listing remains subject to approval from the regulatory authority and our Board of Directors. We will provide further updates to the market as appropriate.

In broadband, we have achieved a significant improvement in our tier mix, which together with related price increases, is driving on-net ARPU growth. This also reflects growing consumer appetite for faster broadband speeds and demonstrates that Virgin Media continues to lead and define the developing market for high-speed broadband. We are in the process of upgrading our 2Mb customers to 10Mb. Ahead of schedule, we have completed the roll-out of our ultrafast 50Mb product and more than 12 million homes throughout the UK now have access to our next generation broadband services. The aggregate headline speed of our customer base has grown by 47% in the last twelve months and will continue to grow, driving both revenue growth and our competitive advantage. We continue to look ahead to see how we can further develop our high-speed network and provide broadband services of the future for our customers - our customer pilot of 200Mb is well underway.

In television, our market leading video-on-demand (VOD) service is being enjoyed by more of our customers more frequently, with 62 million views each month on average during the quarter. We also announced the launch of six new High Definition (HD) channels to complement our existing linear and popular on-demand line-up. We plan to launch more HD channels with a focus on content which benefits most from being shown in HD. We currently have around 300 hours of HD programming on our VOD service and are looking to secure more content of this nature.

We are successfully delivering on our strategy to expand our contract mobile base through targeted cross-sell to our on-net customers, competitive propositions and offering an attractive fixed data rate. We continue to work on exploiting mobile as the third screen and giving our customers a compelling content experience across platforms and are currently in negotiations to agree our first ever three screen rights deal so that customers can access the same content via TV, PC or mobile.

Our focus on bundling our cable and mobile products continues to help drive customer value, as reflected in much lower churn rates for bundled customers. The monthly churn rate for a quad-play customer is less than 0.7% compared to around 0.9% for a triple-play and around 2.7% for a single product on-net customer. At the end of the quarter, we had around 450,000 quad-play customers.

During the quarter, we continued to grow the number of Virgin Media branded retail outlets. These provide effective and engaging touch points with prospective and existing customers, and we are looking to triple our retail presence this year, in key locations throughout the UK.

Second quarter RGU and customer growth was affected by seasonally higher churn and our focus on improved tier mix and price as reflected in our record ARPU performance and on-net revenue growth. In the third quarter we expect overall on-net customer growth, whilst maintaining our focus on growing on-net ARPU. Third quarter total RGU growth is expected to be at similar levels to those achieved in the third quarter of last year.

RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2009

TOTAL REVENUE

Total revenue in the second quarter was £935.8m (Q1-09: £935.7m; Q2-08: £940.1m). Revenue movements are discussed further below.

CONSUMER SEGMENT

On-net

On-net revenue in the second quarter was up 3.6% year-on-year at £616.8m (Q1-09: £604.0m; Q2-08: £595.5m). This increase principally reflects the growth in on-net ARPU, which increased 3.8% year-on-year to £43.27 (Q1-09: £42.29; Q2-08: £41.68) as a result of selective price rises and successful up-sell and cross-sell, partially offset by declining fixed line telephony usage.

Average monthly on-net churn remained stable year-on-year at 1.3% (Q1-09: 1.1%; Q2-08: 1.3%) and was up sequentially, partly for seasonal reasons due to higher end-of-term student churn and increased movers. Churn is expected to again be seasonally higher in the third quarter although to be flat or lower when compared to the third quarter last year.

Gross on-net customer additions in the second quarter were 159,500, down 5% on both the previous quarter and the same quarter last year. We believe the decline partly reflects our strategy of focusing on higher priced products and higher value customers, along with the continued impact of the soft macroeconomic environment. The 5% rate of year-on-year decline was lower than in the previous quarter which showed an 8% decline. As expected, the on-net customer base decreased to 4.74m at the quarter-end, with net disconnections of 26,200 in the quarter mainly due to the seasonal increase in churn.

Successful bundling and cross-sell was reflected in continued growth in triple-play penetration, which reached a record 58.3% at the quarter-end compared to 53.1% a year ago. The proportion of customers taking only one product fell to 15.3% compared to 17.7% a year ago.

Broadband

Broadband net additions were 5,100 (Q1-09: 47,300; Q2-08: 54,600). Net additions were down both sequentially and year-on-year due to lower gross additions and seasonally higher churn driven by students. We believe gross additions declined due to our shift in focus towards growth in higher speed (and higher ARPU) customers and lower growth in the overall broadband market, along with the impact of the soft macroeconomic environment. Nevertheless, we expect to increase overall broadband growth in the third quarter alongside the continued improvement in tier mix.

The increased focus on up-sell has improved the tier mix and the number of subscribers on our top two broadband tiers (20Mb and 50Mb) has increased by 37% to 454,400 in the last twelve months. We have begun upgrading our 2Mb customers to 10Mb and by the end of the quarter, 174,900 customers had been upgraded. At the quarter-end, 47% of our broadband customers subscribed to a 10Mb tier or higher. This has also resulted in a 47% increase in aggregate headline speed(1) of our customer base in the last twelve months to 26,358Mb/s.

(1) — Aggregate headline speed is defined as broadband customers multiplied by the headline speed of each customer.

Television

Total TV net additions were 20,400 in the quarter (Q1-09: 30,600; Q2-08: 24,800).

Customers are increasingly using our VOD services. On a monthly basis, 1.9m of our digital TV customers use VOD, representing a reach of 55%. Average views per user per month in the quarter were 32.1 compared to 23.8 a year ago.

During the quarter, we added 56,600 V+ DVR subscribers to reach an installed base of 668,500. This represents a penetration level of just 19% of our digital subscribers which leaves significant further up-sell opportunities.

We have announced the launch of six new HD channels from Channel 4, ESPN, LIVING, FX, MTV and National Geographic. These will be available for free to all subscribers of our top basic TV tier “XL” with our V+ DVR and Channel 4 HD will be available to all digital TV subscribers along with BBC HD. We plan to launch more HD channels with a focus on content which most benefits from being shown in HD. In addition, recent proposals from Ofcom, the UK telecoms and media regulator, would enable us to offer our customers certain Sky Sports HD and Sky Movies HD channels, which BSkyB would be obliged to provide at a regulated wholesale price. The detail of this proposal is now under consultation.

Telephony

Telephony net disconnections for the quarter were 4,300 (Q1-09: 9,100 net adds; Q2-08: 3,400 net adds). Telephony growth was affected by the seasonal increase in churn. 53% of our telephony customers subscribe to one of our unmetered tiers (or Talk plans) compared to 51% a year earlier. Revenue from metered telephony usage (i.e. from those customers not on Talk plans) declined 8% as compared to the same quarter last year, partly due to a reduction in usage minutes and partly due to the increase in the percentage of unmetered customers. Overall outbound usage minutes declined 11% versus a year ago and had a negative impact on on-net ARPU. The rate of decline in fixed line telephony usage is in line with our expectations and as the only company in the UK to be offering a quad play offering, our exposure to this declining market is partly mitigated by our mobile business.

Mobile

Regulated changes to Mobile Termination Charges (MTC)

The level of MTC applicable for calls to UK Mobile Network Operators (MNOs) is subject to regulation. On April 2, 2009, the Competition Appeals Tribunal (CAT) ordered the regulator, Ofcom, to implement the Competition Commission’s Determination on Mobile Termination Charges for the current Charge Control period (April 2007 to March 2011) which resulted in a reduction in the level that MNOs can charge for call termination on their networks over the period of the price control.  Whilst not challenging the price control for April 2009 to March 2011, the four 2G/3G MNOs, Vodafone, T-Mobile, Orange and O2 have appealed the CAT’s decision to order Ofcom to adopt a revised price control for the elapsed period (April 2007 to March 2009) to the Court of Appeal.

Consequently, from April 2009, our business is affected by these MTC changes which have had the impact in the quarter of reducing Virgin Media’s inbound mobile voice revenue and reducing Consumer and Business cost of sales collectively by a similar amount. Therefore, there is no overall effect on Group OCF or operating income. We expect broadly the same impact in both of the remaining quarters of this year.

Mobile revenue

Mobile revenue in the quarter was £127.5m (Q1-09: £135.3m; Q2-08: £143.9m). The decline reflects the impact of the MTC reduction and the expected reduction in low lifetime value prepay subscribers being partially offset by growth in the number of higher lifetime value contract subscribers.

Contract net additions in the quarter were 72,300 (Q1-09: 62,900; Q2-08: 55,900) as we continued to execute our strategy of using our own sales channels and cross-selling mobile contracts to our on-net customers. At the quarter-end, we had 784,600 contract customers representing 24% of our total mobile customers, and growth of 60% in the last twelve months.

The rate of prepay net disconnections slowed in the quarter to 106,500 (Q1-09: 138,000; Q2-08: 151,600) on a 30-day basis. The decline reflected a highly competitive market and our decision not to focus on the lower end of the prepay market because this segment has higher churn, low tariffs and lower overall lifetime profitability.

Overall Mobile ARPU for the quarter was £12.43 (Q1-09: £13.14; Q2-08: £13.34), down mainly due to the decline in revenue outlined above.

Off-net

Off-net revenue was £13.3m (Q1-09: £14.0m; Q2-08: £15.6m) with the year-on-year reduction mainly due to a lower level of off-net broadband subscribers. At the quarter-end, we had 245,700 off-net broadband subscribers, with the decrease of 1,300 in the quarter mainly due to churn as a result of the highly competitive broadband DSL market. The number of off-net telephony subscribers increased by 3,500 net additions during the quarter and we now have a base of 112,500 telephony subscribers.

BUSINESS SEGMENT

Business revenue was £142.5m (Q1-09: £149.8m; Q2-08: £156.8m). Business revenue declined year-on-year mainly due to the completion of a project at Heathrow Airport’s Terminal 5 and declines in wholesale and voice revenues, partially offset by growth in data rental revenues. The sequential revenue decline was mainly due to declines in wholesale and voice revenues, partially offset by growth in data rental revenues.

Our strategy is to focus on growing data revenues to replace declining voice revenues. This has resulted in several new data contract wins, including Dorset Police, Renfrewshire Council, and Birmingham City Council. We were also recently selected as the preferred bidder for The Hampshire Partnership, which is an agreement between 16 local authorities.

Retail data revenue in the quarter was £49.9m (Q1-09: £51.3m; Q2-08: £46.8m). Retail voice revenue was £43.6m (Q1-09: £46.6m; Q2-08: £47.7m).

Local Area Network (“LAN”) Solutions revenue in the quarter was £9.5m (Q1-09: £11.1m; Q2-08: £17.5m). The year-on-year decline is mainly due to the completion of the contract for Terminal 5, which contributed no revenue in the second quarter compared to £6.4m in the same quarter last year. However, this contract operated at a very low margin and, consequently, it does not have a significant impact on OCF.

Wholesale revenue in the quarter was £39.5m (Q1-09: £40.8m; Q2-08: £44.8m). Revenue was down year-on-year mainly due to reduced customer traffic.

CONTENT SEGMENT

Content revenue, after inter segment elimination, was £35.7m (Q1-09: £32.6m; Q2-08: £28.3m). VMtv sells TV channels to and receives subscriptions from the Consumer segment. As a result, for consolidation purposes, £6.6m of inter segment revenue has been eliminated in the quarter.

VMtv revenue increased compared to the same quarter last year mainly due to growth in subscription revenue, partially offset by reduced advertising revenue. Revenue was up sequentially mainly due to higher subscription revenue.

Subscription revenue increased year-on-year due to the carriage agreement with BSkyB for continued and extended carriage of our VMtv channels on its satellite platform, effective from November 13, 2008, at higher rates than under the previous contract.  Subscription revenue increased sequentially due to performance based payments resulting from strong viewing figures for our channels.

Advertising revenue was down due to macroeconomic related declines in the total TV advertising market. However, VMtv increased its share of the TV advertising market.

Content segment contribution was £6.4m (Q1-09: £6.9m; Q2-08: £0.1m loss). The year-on-year improvement was mainly due to increased subscription revenue.

UKTV JOINT VENTURE

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of television channels based on the BBC’s program library and other acquired programming which are carried on Virgin Media’s cable platform and also on satellite. Some channels are also available on Freeview.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of UKTV’s net income of £0.4m in the quarter (Q1-09: £3.7m; Q2-08: £5.0m). UKTV’s financial results are not consolidated in Virgin Media’s revenue, operating income or OCF.

UKTV is funded by loans from Virgin Media, which were £139m at June 30, 2009. These loans effectively act as a revolving facility for UKTV. Virgin Media loaned a net £0.5m to UKTV during the second quarter and received net repayments of £0.7m in the year to date. Virgin Media also received cash payments from UKTV in the quarter totaling £1.7m and £3.0m in the year to date which consisted of dividends, interest payments and payments for consortium tax relief.

Virgin Media’s investment in UKTV is carried on the balance sheet at June 30, 2009 at £359m, which includes the outstanding loans of £139m.

OPERATING COSTS AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (SG&A)

This quarter, we have included increased disclosure relating to operating costs and SG&A in Appendix C2.

Operating costs (exclusive of depreciation and amortization) were £404.6m in the quarter (Q1-09: £413.7m; Q2-08: £397.0m).

Total gross margin(1) in the quarter was 56.8% (Q1-09: 55.8%; Q2-08: 57.8%). This increased sequentially mainly due to increased Consumer gross margin(2) resulting from price increases. Total gross margin declined year-on-year mainly due to lower Consumer gross margin as a result of the reduction in higher margin prepay mobile subscribers and the increase in lower margin contract mobile subscribers, partially offset by increased on-net revenue.

(1) Total gross margin is defined as total revenue less total operating costs, divided by total revenue.

(2) Consumer gross margin is defined as consumer revenue less consumer cost of sales, divided by consumer revenue.

SG&A was £197.4m in the quarter (Q1-09: £209.7m; Q2-08: £208.8m). SG&A was down mainly due to lower employee and outsourcing costs and reduced other costs.

Cost saving program

In November 2008, we announced important steps to re-engineer our business and create a fully-integrated, customer-focused organization, driving further improvements in operational performance and eliminating inefficiencies. This program remains on track to achieve the target savings.

During the second quarter, we incurred £2.8m in SG&A and operating costs (Q1-09: £2.9m; Q2-08: £nil) and £22.2m in restructuring and other charges (Q1-09: £9.9m; Q2-08 £nil) in relation to this program. These restructuring and other charges consisted mostly of vacant property charges and employee redundancy expense. In 2009, we expect to incur between £15m and £25m in SG&A and operating costs and between £40m and £50m of restructuring and other charges relating to this cost saving program. We plan to spend less SG&A and operating costs on this program in 2009 than previously indicated as we plan to secure more of the efficiency savings without the use of third parties, therefore requiring fewer consultancy and outsourcing costs. We plan to incur higher restructuring and other charges in 2009 than previously indicated mainly due to increased levels of vacant property charges.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION, GOODWILL AND INTANGIBLE ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES (OCF)

OCF was £333.8m in the quarter (Q1-09: £312.3m; Q2-08: £334.3m). The sequential increase was mainly due to increased revenue and reduced SG&A.

OCF as a percentage of revenue (OCF margin) was 35.7% (Q1-09: 33.4%; Q2-08: 35.6%).

OCF is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

OPERATING INCOME / LOSS

Restructuring and other charges of £23.6m were incurred during the quarter (Q1-09: £5.4m; Q2-08: £1.7m credit) mainly resulting from the cost saving program initiated in 2008.

Depreciation expense was £233.9m (Q1-09: £232.7m; Q2-08: £229.6m). Amortization expense was £61.1m (Q1-09: £61.2m; Q2-08: £68.5m) with the year-on-year decline due to the cessation of amortization of certain intangible assets that became fully amortized during 2008.

Operating income was £15.2m (Q1-09: £13.0m; Q2-08: £328.3m loss) with the year-on-year improvement reflecting the absence of any goodwill and intangible asset impairment charge in contrast to the same quarter last year. Operating income as a percentage of revenue was 1.6% (Q1-09: 1.4%; Q2-08: negative).

NET LOSS FROM CONTINUING OPERATIONS

Net loss from continuing operations was £47.6m (Q1-09: £132.9m; Q2-08: £444.5m). The sequential improvement was mainly due to increased foreign currency gains partially offset by increased losses on derivative instruments which mainly resulted from movements in the sterling to U.S. dollar exchange rate. The year-on-year improvement is mainly due to the absence of any goodwill and intangible asset impairment charge being incurred this quarter in contrast to the same quarter last year.

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis) were £142.9m for the quarter (Q1-09: £157.0m; Q2-08: £155.0m), down year-on-year mainly due to reduced expenditure on consumer premise equipment and commercial equipment, partially offset by increased scaleable infrastructure costs.

The total purchase of fixed assets and intangible assets was £148.2m in the second quarter (Q1-09: £144.4m; Q2-08: £107.6m) with the year-on-year increase mainly due to the timing of payments to fixed asset suppliers and less use of capital leases.

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

FREE CASH FLOW

Free Cash Flow was £85.3m (Q1-09: £62.2m; Q2-08: £110.5m). The sequential increase is mainly due to increased OCF. The year-on-year decline is mainly due to higher purchase of fixed assets and intangible assets, partially offset by reduced net interest expense. Net cash provided by operating activities was £235.5m (Q1-09: £129.2m; Q2-08: £273.6m).

Free Cash Flow is a non-GAAP financial measure. See Appendix F for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of June 30, 2009, long term debt, net of £39m current portion, was £5,859m. Total debt consisted of £3,498m outstanding under our Senior Credit Facility, £1,742m of Senior Notes, £490m of Convertible Senior Notes and £168m of capital leases and other indebtedness. Cash and cash equivalents were £246m.

Interest costs

Interest expense in the second quarter was £102.3m (Q1-09: £109.0m; Q2-08: £123.4m). Interest expense was lower due mainly to lower LIBOR interest rates.

Debt issuances

During the quarter, we issued 9.50% Senior Notes due 2016, split into a $750m dollar denominated tranche and a €180m euro denominated tranche. The net proceeds from the offering, taking into account fees and expenses, were £589m and were used, in conjunction with existing cash reserves, to prepay £609m equivalent of the outstanding loans under our Senior Credit Facility in June 2009.

On July 21, 2009, we issued a further $600m 9.50% Senior Notes due 2016. The net proceeds from the offering, taking into account fees and expenses, were £360m and were used, in conjunction with existing cash reserves to prepay £404m equivalent of the outstanding loans under our Senior Credit Facility in July 2009.

As revised for the prepayments, Virgin Media’s amortization schedule under its senior credit facilities as at August 6, 2009, is as follows: September 2010 - £0.2m, March 2011 - £286m, June 2012 - £678m, September 2012 - £1,831m, March 2013 - £300m, based on foreign exchange rates as at June 30, 2009.

Hedging programs

As at June 30, 2009, the fair value of our derivative financial instruments was £211m in assets and £120m in liabilities. Certain of the derivatives described below do not qualify for hedge accounting treatment under U.S. GAAP.

Foreign currency exposure

During the quarter, we realized a net cash gain on settlements of foreign currency derivatives totaling £72m.

We have hedged our exposure on the $425m Senior Notes due 2014 and €225m Senior Notes due 2014 through to October 2011. All of the Senior Notes due 2016 and foreign currency exposure in the Senior Credit Facility are hedged through maturity. The principal of the Convertible Senior Notes is not hedged for currency movements as it may be settled in either cash or shares in 2016, depending on our stock price and other factors.

The foreign currency risk resulting from interest payments for all foreign currency Senior Notes, Senior Credit Facility tranches and the Convertible Senior Notes have been hedged through foreign currency derivatives.

Interest rate risk

We have been actively pursuing new interest rate swap agreements to take advantage of lower interest rates. We have entered into hedges which allow us to fix the LIBOR rate upon which we pay interest rate margins on £3.0bn of our Senior Credit Facility to an average LIBOR rate of 2.18% from April 2009 to April 2010. Previously, £3.2bn of our Senior Credit Facility was hedged at an average LIBOR rate of 5.25% until April 2009. We have also entered into further interest rate swap agreements beyond April 2010. As at June 30, 2009, £1.8bn of our Senior Credit Facility was hedged at an average LIBOR rate of 3.05% from April 2010 to maturity.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995.  Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements.  These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to manage customer churn; (3) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (4) the ability to implement our restructuring plan successfully and realize the anticipated benefits; (5) the general deterioration in economic conditions; (6) the continued right to use the Virgin name and logo; (7) possible losses in revenues due to systems failures; (8) the ability to provide attractive programming at a reasonable cost; (9) the ability to control unauthorized access to our network; (10) the effect of technological changes on our businesses; (11) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (12) currency and interest rate fluctuations; (13) the ability to fund debt service obligations through operating cash flow and refinance our debt obligations; (14) the ability to obtain additional financing in the future; (15) the ability to comply with restrictive covenants in our indebtedness agreements; and (16) the extent to which our future cash flow will be sufficient to cover our fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on February 26, 2009 and revised by the current report on Form 8-K as filed with the SEC on May 27, 2009 and our Form 10-Q filed with the SEC on May 6, 2009. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF), (ii) Free Cash Flow (FCF) and (iii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity. Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss), net cash provided by operating activities and purchase of fixed and intangible assets, respectively.

Please see Appendix F for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A)    Financial Statements

•  Condensed Consolidated Statements of Operations

•  Condensed Consolidated Balance Sheets

•  Condensed Consolidated Statements of Cash Flows

•  Quarterly Condensed Consolidated Statements of Operations

•  Additional Quarterly Condensed Cash Flow Information

B)     Consumer Operations Statistics

C1)   Quarterly Segment Revenue and Contribution, OCF and Operating Income

C2)   Quarterly Costs and Expenses

D)    Free Cash Flow Calculation (FCF)

E)     Fixed Asset Additions (Accrual Basis)

F)     Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)                                                FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
		(adjusted)		(adjusted)

Revenue	£935.8	£940.1	£1,871.5	£1,887.4

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	404.6	397.0	818.3	817.0
Selling, general and administrative expenses	197.4	208.8	407.1	412.6
Restructuring and other charges (income)	23.6	(1.7)	29.0	2.9
Depreciation	233.9	229.6	466.6	460.5
Amortization	61.1	68.5	122.3	158.4
Goodwill impairment	—	366.2	—	366.2
Total costs and expenses	920.6	1,268.4	1,843.3	2,217.6
Operating income (loss)	15.2	(328.3)	28.2	(330.2)

Other income (expense)
Interest income and other, net	2.0	7.2	5.3	13.1
Interest expense	(102.3)	(123.4)	(211.3)	(246.7)
Share of (loss) income from equity investments	(0.4)	3.9	2.1	9.0
Foreign currency gains (losses)	174.5	3.4	162.6	(25.0)
Loss on extinguishment of debt	(7.3)	(5.6)	(7.3)	(5.6)
(Losses) gains on derivative instruments	(126.5)	(2.3)	(147.7)	31.1
Loss from continuing operations before income taxes	(44.8)	(445.1)	(168.1)	(554.3)
Income tax (expense) benefit	(2.8)	0.6	(12.4)	7.9
Loss from continuing operations	(47.6)	(444.5)	(180.5)	(546.4)
Discontinued operations
Loss from discontinued operations, net of tax	(1.7)	(4.4)	(22.8)	(6.9)

Net loss	£(49.3)	£(448.9)	£(203.3)	£(553.3)

Basic and diluted loss from continuing operations per share	£(0.14)	£(1.36)	£(0.55)	£(1.67)

Basic and diluted loss from discontinued operations per share	£(0.01)	£(0.01)	£(0.07)	£(0.02)

Basic and diluted net loss per share	£(0.15)	£(1.37)	£(0.62)	£(1.69)

Dividends per share (in U.S. Dollars)	$0.04	$0.04	$0.08	$0.08

Average number of shares outstanding	328.7	328.1	328.5	328.0

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions, except par value)

	June 30,	December 31,
	2009	2008
	(unaudited)

Assets
Current assets
Cash and cash equivalents	£246.0	£181.6
Restricted cash	6.0	6.1
Accounts receivable - trade, less allowances for doubtful accounts of £13.0 (2009) and £16.5 (2008)	429.0	454.3
Inventory	107.5	81.1
Derivative financial instruments	0.4	168.4
Prepaid expenses and other current assets	107.8	107.8
Current assets held for sale	—	56.2
Total current assets	896.7	1,055.5

Fixed assets, net	5,180.2	5,342.1
Goodwill and other indefinite-lived assets	2,082.3	2,082.3
Intangible assets, net	388.2	510.3
Equity investments	358.9	353.5
Derivative financial instruments	210.4	435.7
Other assets, net of accumulated amortization of £103.7 (2009) and £79.1 (2008)	150.8	153.9
Total assets	£9,267.5	£9,933.3

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£326.3	£370.5
Accrued expenses and other current liabilities	430.8	449.9
Derivative financial instruments	27.3	84.4
VAT and employee taxes payable	62.5	63.5
Restructuring liabilities	72.3	71.0
Interest payable	77.7	131.6
Deferred revenue	288.0	268.0
Current portion of long term debt	39.5	40.5
Current liabilities held for sale	—	36.2
Total current liabilities	1,324.4	1,515.6

Long term debt, net of current portion	5,858.7	6,129.6
Derivative financial instruments	93.0	42.6
Deferred revenue and other long term liabilities	156.2	150.1
Deferred income taxes	81.3	79.2
Total liabilities	7,513.6	7,917.1

Commitments and contingent liabilities

Shareholders’ equity
Common stock - $0.01 par value; authorized 1,000.0 (2009 and 2008) shares; issued 328.9 (2009) and 329.0 (2008) and outstanding 328.9 (2009) and 328.1 (2008) shares	1.8	1.8
Additional paid-in capital	4,467.1	4,461.3
Accumulated other comprehensive income	130.4	178.2
Accumulated deficit	(2,845.4)	(2,625.1)
Total shareholders’ equity	1,753.9	2,016.2

Total liabilities and shareholders’ equity	£9,267.5	£9,933.3

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Six months ended
	June 30,
	2009	2008
		(adjusted)
Operating activities
Net loss	£(203.3)	£(553.3)
Loss from discontinued operations	22.8	6.9
Loss from continuing operations	(180.5)	(546.4)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	588.9	618.9
Goodwill impairment	—	366.2
Non-cash interest	(36.5)	(28.1)
Non-cash compensation	5.9	7.2
Income from equity accounted investments, net of dividends received	(1.5)	(5.0)
Income taxes	13.5	(6.1)
Amortization of original issue discount and deferred financing costs	18.0	10.9
Unrealized foreign currency (gains) losses	(177.4)	21.7
Loss on extinguishment of debt	6.8	5.6
Unrealized losses (gains) on derivative instruments	155.0	(24.2)
Other	(1.7)	(0.5)
Changes in operating assets and liabilities	(25.8)	(36.0)
Net cash provided by operating activities	364.7	384.2

Investing activities
Purchase of fixed and intangible assets	(292.6)	(232.0)
Principal repayments on loans to equity investments	0.7	0.6
Disposal of sit-up, net	(17.5)	—
Other	0.8	1.6
Net cash used in investing activities	(308.6)	(229.8)

Financing activities
New borrowings, net of financing fees	572.8	494.0
Proceeds from employee stock option exercises	0.2	0.6
Principal payments on long term debt and capital leases	(625.9)	(523.7)
Dividends paid	(17.0)	(13.3)
Realized gain on derivatives	88.3	—
Other	(0.3)	—
Net cash provided by (used in) financing activities	18.1	(42.4)

Cash flow from discontinued operations
Net cash used in operating activities	(7.9)	(5.6)
Net cash used in investing activities	—	(1.1)
Net cash used in discontinued operations	(7.9)	(6.7)

Effect of exchange rate changes on cash and cash equivalents	(1.9)	0.1

Increase in cash and cash equivalents	64.4	105.4
Cash and cash equivalents at beginning of period	181.6	321.4
Cash and cash equivalents at end of period	£246.0	£426.8

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£228.3	£263.5

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except per share data) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2009	2009	2008	2008	2008
			(adjusted)	(adjusted)	(adjusted)

Revenue	£935.8	£935.7	£948.5	£940.9	£940.1

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	404.6	413.7	431.6	398.5	397.0
Selling, general and administrative expenses	197.4	209.7	199.3	216.1	208.8
Restructuring and other charges (income)	23.6	5.4	19.8	—	(1.7)
Depreciation	233.9	232.7	228.6	213.7	229.6
Amortization	61.1	61.2	64.1	63.3	68.5
Goodwill and intangible asset impairments	—	—	—	(4.0)	366.2
Total costs and expenses	920.6	922.7	943.4	887.6	1,268.4
Operating income (loss)	15.2	13.0	5.1	53.3	(328.3)

Other income (expense)
Interest income and other, net	2.0	3.3	5.2	7.8	7.2
Interest expense	(102.3)	(109.0)	(128.1)	(124.6)	(123.4)
Share of (loss) income from equity investments	(0.4)	2.5	3.3	2.1	3.9
Foreign currency gains (losses)	174.5	(11.9)	(273.9)	(104.7)	3.4
Loss on extinguishment of debt	(7.3)	—	(4.0)	—	(5.6)
(Losses) gains on derivative instruments	(126.5)	(21.2)	204.6	48.0	(2.3)
Loss from continuing operations before income taxes	(44.8)	(123.3)	(187.8)	(118.1)	(445.1)
Income tax (expense) benefit	(2.8)	(9.6)	(1.1)	—	0.6
Loss from continuing operations	(47.6)	(132.9)	(188.9)	(118.1)	(444.5)
Discontinued operations
Loss from discontinued operations, net of tax	(1.7)	(21.1)	(55.1)	(4.6)	(4.4)

Net loss	£(49.3)	£(154.0)	£(244.0)	£(122.7)	£(448.9)

Basic and diluted loss from continuing operations per share	£(0.14)	£(0.41)	£(0.57)	£(0.36)	£(1.36)

Basic and diluted loss from discontinued operations per share	£(0.01)	£(0.06)	£(0.17)	£(0.01)	£(0.01)

Basic and diluted net loss per share	£(0.15)	£(0.47)	£(0.74)	£(0.37)	£(1.37)

Average number of shares outstanding	328.7	328.2	328.1	328.1	328.1

ADDITIONAL QUARTERLY CONDENSED CASH FLOW INFORMATION

(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2009	2009	2008	2008	2008
			(adjusted)	(adjusted)	(adjusted)
Operating activities
Net loss	£(49.3)	£(154.0)	£(244.0)	£(122.7)	£(448.9)
Loss from discontinued operations	1.7	21.1	55.1	4.6	4.4
Loss from continuing operations	(47.6)	(132.9)	(188.9)	(118.1)	(444.5)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	295.0	293.9	292.7	277.0	298.1
Goodwill and intangible asset impairments	—	—	—	(4.0)	366.2
Non-cash interest	(9.7)	(26.8)	(48.4)	30.1	(5.2)
Non-cash compensation	1.2	4.7	4.3	5.3	5.1
Loss (income) from equity accounted investments, net of dividends received	1.0	(2.5)	14.4	1.3	(0.6)
Income taxes	3.6	9.9	2.0	1.8	0.2
Amortization of original issue discount and deferred financing costs	8.9	9.1	8.1	5.4	5.4
Unrealized foreign currency (gains) losses	(193.8)	16.4	253.9	96.0	(5.2)
Loss on extinguishment of debt	6.8	—	4.0	—	5.6
Losses (gains) on derivative instruments	131.8	23.2	(201.2)	(52.7)	9.2
Other	(0.4)	(1.3)	0.7	0.4	(0.6)
Changes in operating assets and liabilities	38.7	(64.5)	19.6	(29.2)	39.9
Net cash provided by operating activities	235.5	129.2	161.2	213.3	273.6

Investing activities
Purchase of fixed and intangible assets	(148.2)	(144.4)	(139.2)	(106.7)	(107.6)
Principal (drawdowns) repayments on loans to equity investments	(0.5)	1.2	(2.1)	10.1	5.5
Disposal of sit-up, net	(17.5)	—	—	—	—
Other	(0.7)	1.5	(0.4)	(0.6)	1.3
Net cash used in investing activities	(166.9)	(141.7)	(141.7)	(97.2)	(100.8)

Financing activities
New borrowings, net of financing fees	572.8	—	(45.7)	(0.6)	494.0
Proceeds from employee stock option exercises	0.2	—	—	—	—
Principal payments on long term debt and capital leases	(613.5)	(12.4)	(313.1)	(9.5)	(514.9)
Dividends paid	(8.0)	(9.0)	(8.9)	(7.1)	(6.7)
Realized gain on derivatives	88.3	—	—	—	—
Other	(0.3)	—	—	—	—
Net cash provided by (used in) financing activities	39.5	(21.4)	(367.7)	(17.2)	(27.6)

Cash flow from discontinued operations
Net cash (used in) provided by operating activities	—	(7.9)	6.2	(3.6)	(0.3)
Net cash used in investing activates	—	—	(0.1)	(0.7)	(0.5)
Net cash (used in) provided by discontinued operations	—	(7.9)	6.1	(4.3)	(0.8)

Effect of exchange rate changes on cash and cash equivalents	(1.7)	(0.2)	2.3	—	0.1

Increase (decrease) in cash and cash equivalents	106.4	(42.0)	(339.8)	94.6	144.5
Cash and cash equivalents at beginning of period	139.6	181.6	521.4	426.8	282.3
Cash and cash equivalents at end of period	£246.0	£139.6	£181.6	£521.4	£426.8

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	£96.7	£131.6	£166.1	£86.2	£121.4

B)                                   CONSUMER OPERATIONS STATISTICS

(data in 000’s)

	Q2-09	Q1-09	Q4-08	Q3-08	Q2-08
Consumer RGUs (1)
Opening RGUs	12,558.3	12,409.9	12,224.4	12,037.3	11,895.2
Net RGU adds	95.7	148.4	185.5	185.2	136.8
Data Cleanse (2)	—	—	—	(6.8)	5.3
Data Cleanse (3)	—	—	—	8.7	—
Closing Consumer RGUs (1)	12,654.0	12,558.3	12,409.9	12,224.4	12,037.3

Consumer RGUs (1)
Telephone
On-net	4,104.0	4,108.3	4,099.2	4,078.6	4,063.5
Off-net	112.5	109.0	105.5	104.9	107.3
	4,216.5	4,217.3	4,204.7	4,183.5	4,170.8

Television	3,672.0	3,651.6	3,621.0	3,576.5	3,538.8
Digital TV	3,543.3	3,510.4	3,469.0	3,407.9	3,353.5

Broadband
On-net	3,735.2	3,730.1	3,682.8	3,625.7	3,563.4
Off-net	245.7	247.0	252.0	260.1	272.7
	3,980.9	3,977.1	3,934.8	3,885.8	3,836.1
Mobile (1)
Contract	784.6	712.3	649.4	578.6	491.6

Total Consumer RGUs (1)	12,654.0	12,558.3	12,409.9	12,224.4	12,037.3

Net Consumer RGU adds (1) & (2)
Telephone
On-net	(4.3)	9.1	20.6	15.4	3.4
Off-net	3.5	3.5	0.6	(2.4)	4.9
	(0.8)	12.6	21.2	13.0	8.3

Television	20.4	30.6	44.5	37.8	24.8
Digital TV	32.9	41.4	61.1	54.4	42.1

Broadband
On-net	5.1	47.3	57.1	68.7	54.6
Off-net	(1.3)	(5.0)	(8.1)	(12.6)	(6.8)
	3.8	42.3	49.0	56.1	47.8
Mobile (1)
Contract	72.3	62.9	70.8	78.3	55.9

Net Consumer RGU adds (1)	95.7	148.4	185.5	185.2	136.8

Data Cleanse - On-net Operations (2)	—	—	—	(6.8)	5.3
Data Cleanse - Mobile Operations (3)	—	—	—	8.7	—

Total increase in Consumer RGUs in period	95.7	148.4	185.5	187.1	142.1

Notes

(1) The operating statistics relating to Prepay mobile are included within Mobile Operations Statistics, as described elsewhere in this earnings release. Mobile contract includes both mobile broadband and mobile service contracts.

(2) Data cleanse activity in our On-net Operations with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800 comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300 comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These Q2-08 figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The Net RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(3) Data cleanse activity in our Mobile Operations with respect to Q3-08 resulted in an increase in reported Contract mobile customer numbers.

ON-NET OPERATIONS STATISTICS (excluding Off-net and Mobile)

(data in 000’s except percentages, RGU/Customer and ARPU)

	Q2-09	Q1-09	Q4-08	Q3-08	Q2-08
On-net Customers
Opening Customers	4,762.3	4,755.2	4,740.4	4,741.2	4,779.6
Gross customer adds	159.5	167.2	192.6	214.6	167.9
Total Customer disconnections	(185.7)	(160.1)	(177.8)	(206.3)	(187.4)
Net customer adds	(26.2)	7.1	14.8	8.3	(19.5)
Data Cleanse (1)	—	—	—	(9.1)	(18.9)
Closing On-net Customers	4,736.1	4,762.3	4,755.2	4,740.4	4,741.2

Monthly On-net customer churn %	1.3%	1.1%	1.2%	1.5%	1.3%

On-net Revenue Generating Units (RGUs)
Opening On-net RGUs	11,490.0	11,403.0	11,280.8	11,165.7	11,077.6
Net On-net RGU adds	21.2	87.0	122.2	121.9	82.8
Data Cleanse (1)	—	—	—	(6.8)	5.3
Closing On-net RGUs	11,511.2	11,490.0	11,403.0	11,280.8	11,165.7

Net On-net RGU Adds (1)
Telephone	(4.3)	9.1	20.6	15.4	3.4
Television	20.4	30.6	44.5	37.8	24.8
DTV	32.9	41.4	61.1	54.4	42.1
Broadband	5.1	47.3	57.1	68.7	54.6
Total Net On-net RGU Adds	21.2	87.0	122.2	121.9	82.8

On-net RGUs (1)
Telephone	4,104.0	4,108.3	4,099.2	4,078.6	4,063.5
Television	3,672.0	3,651.6	3,621.0	3,576.5	3,538.8
DTV	3,543.3	3,510.4	3,469.0	3,407.9	3,353.5
Broadband	3,735.2	3,730.1	3,682.8	3,625.7	3,563.4
Total On-net RGUs	11,511.2	11,490.0	11,403.0	11,280.8	11,165.7

On-net RGU / Customer	2.43	2.41	2.40	2.38	2.36

Bundled On-net Customers
Dual On-net RGUs	1,252.4	1,295.5	1,327.6	1,352.1	1,387.6
Triple On-net RGUs	2,761.3	2,716.1	2,660.1	2,594.2	2,515.3
Percentage of dual or triple On-net RGUs	84.7%	84.2%	83.9%	83.2%	82.3%
Percentage of triple On-net RGUs	58.3%	57.0%	55.9%	54.7%	53.1%

On-net ARPU (2) & (3)	£43.27	£42.29	£42.34	£42.00	£41.68
ARPU calculation:
On-net revenues (millions)	£616.8	£604.0	£603.5	£596.2	£595.5
Average customers	4,751.6	4,761.0	4,751.0	4,731.8	4,762.9

Homes Marketable On-net (4)
Telephone	12,272.7	12,265.7	12,265.6	12,282.7	12,306.6
Television - Total	12,559.6	12,554.8	12,553.1	12,561.9	12,575.4
Television - DTV	11,976.1	11,969.6	11,967.6	11,974.8	11,987.6
Broadband	12,118.0	12,038.2	12,043.3	12,050.3	12,067.9
Total homes	12,559.6	12,554.8	12,553.1	12,561.9	12,575.4

Penetration of Homes Marketable On-net
Telephone	33.4%	33.5%	33.4%	33.2%	33.0%
Television - Total	29.2%	29.1%	28.8%	28.5%	28.1%
Television - DTV	29.6%	29.3%	29.0%	28.5%	28.0%
Broadband	30.8%	31.0%	30.6%	30.1%	29.5%
Total Customer	37.7%	37.9%	37.9%	37.7%	37.7%

Notes

(1) Data cleanse activity with respect to August and September of Q3-08 resulted in a decrease in reported customer numbers of 9,100 and a decrease in reported RGUs of 6,800, comprised of decreases of approximately 6,400 Broadband, 300 Telephone and 100 Television RGUs. Data cleanse activity reported with respect to Q2-08 resulted in a decrease in reported customer numbers of 18,900 and an increase in reported RGUs of 5,300, comprised of an increase of approximately 6,500 Broadband RGUs and decreases of approximately 300 Telephone and 900 Television RGUs. These Q2-08 figures included a 4,600 decrease in reported customer numbers and a 9,200 decrease in reported RGUs relating to data cleanse activity in July 2008. The Net On-net RGU adds above exclude the impact of the data cleanse increases/decreases in order to show the true organic growth or decline.

(2) On-net monthly ARPU is calculated on a quarterly basis by dividing total revenue generated from the provision of telephone, television and internet services to customers who are directly connected to our network in that period together with revenue generated from our customers using our virginmedia.com website, exclusive of VAT, by the average number of customers directly connected to our network in that period divided by three. For the purpose of calculating On-net ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported.

(3) As a result of the treatment of Sit-up as discontinued operations and the retroactive adjustment of prior periods, On-net revenues and On-net ARPU have increased as we previously eliminated revenues earned from sit-up on consolidation.

(4) Homes marketable on-net represents management’s estimate of homes passed by our cable network that are capable of taking our respective products.

OFF-NET OPERATIONS STATISTICS

(data in 000’s)

	Q2-09	Q1-09	Q4-08	Q3-08	Q2-08
Off-net RGUs
Opening Off-net RGUs
Telephone	109.0	105.5	104.9	107.3	102.4
Broadband	247.0	252.0	260.1	272.7	279.5
	356.0	357.5	365.0	380.0	381.9

Net Off-net RGU adds
Telephone	3.5	3.5	0.6	(2.4)	4.9
Broadband	(1.3)	(5.0)	(8.1)	(12.6)	(6.8)
	2.2	(1.5)	(7.5)	(15.0)	(1.9)

Closing Off-net RGUs
Telephone	112.5	109.0	105.5	104.9	107.3
Broadband	245.7	247.0	252.0	260.1	272.7
	358.2	356.0	357.5	365.0	380.0

MOBILE OPERATIONS STATISTICS

(data in 000’s except ARPU)

	Q2-09	Q1-09	Q4-08	Q3-08	Q2-08
Contract Mobile Customers (1)
Opening Contract Mobile Customers	712.3	649.4	578.6	491.6	435.7
Net Contract Mobile Customer adds	72.3	62.9	70.8	78.3	55.9
Data cleanse (3)	—	—	—	8.7	—
	72.3	62.9	70.8	87.0	55.9

Closing Contract Mobile Customers (1)	784.6	712.3	649.4	578.6	491.6

Prepay Mobile Customers (2)
Opening Prepay Mobile Customers	2,556.0	2,694.0	2,854.2	2,941.4	3,093.0

Net Prepay Mobile Customer adds	(106.5)	(138.0)	(160.2)	(98.1)	(151.6)
Data cleanse (3)	—	—	—	10.9	—
	(106.5)	(138.0)	(160.2)	(87.2)	(151.6)
Closing Prepay Mobile Customers	2,449.5	2,556.0	2,694.0	2,854.2	2,941.4
Total Closing Mobile Customers (2)	3,234.1	3,268.3	3,343.4	3,432.8	3,433.0

Mobile monthly ARPU (4)	£12.43	£13.14	£13.35	£13.60	£13.34
ARPU calculation:
Service revenue (millions)	£121.2	£129.4	£134.6	£139.9	£139.3
Average customers	3,251.4	3,283.0	3,360.4	3,427.5	3,481.5

Notes

(1) Contract Mobile Customers include customers who have taken either a mobile service or a mobile broadband contract.

(2) Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound call or text in the preceding 30 days. Contract customers are defined as active customers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(3) Data cleanse activity with respect to Q3-08 resulted in an increase in Contract and Prepay mobile customer numbers.

(4) Mobile monthly ARPU is calculated on service revenue for the period divided by the average number of active customers (contract and prepay) for the period, divided by three. For the purpose of calculating Mobile ARPU, we have spread the data cleanse evenly over the three months of the quarter in which the data cleanse has been reported.

C1)	QUARTERLY SEGMENT REVENUE AND CONTRIBUTION, TOTAL OCF AND OPERATING INCOME
(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2009	2009	2008	2008	2008
			(adjusted)	(adjusted)	(adjusted)
Revenue
Consumer segment
On-net	616.8	604.0	603.5	596.2	595.5
Mobile	127.5	135.3	141.1	145.5	143.9
Off-net	13.3	14.0	14.6	14.9	15.6
Total	757.6	753.3	759.2	756.6	755.0
Business segment
Business	142.5	149.8	155.2	153.5	156.9
Inter segment revenue	—	—	(0.1)	(0.1)	(0.1)
	142.5	149.8	155.1	153.4	156.8
Content segment
Virgin Media TV	42.3	39.2	40.7	37.3	34.8
Inter segment revenue	(6.6)	(6.6)	(6.5)	(6.4)	(6.5)
	35.7	32.6	34.2	30.9	28.3

Total revenue	935.8	935.7	948.5	940.9	940.1

Segment contribution
Consumer segment	454.0	438.2	446.3	450.5	455.5
Business segment	83.7	82.6	86.4	83.3	83.3
Content segment	6.4	6.9	(4.9)	(3.6)	(0.1)
Total segment contribution	544.1	527.7	527.8	530.2	538.7
Other operating and corporate costs	210.3	215.4	210.2	203.9	204.4
OCF (Total) (1)	333.8	312.3	317.6	326.3	334.3
Depreciation	233.9	232.7	228.6	213.7	229.6
Amortization	61.1	61.2	64.1	63.3	68.5
Restructuring and other charges (income)	23.6	5.4	19.8	—	(1.7)
Goodwill and intangible asset impairments	—	—	—	(4.0)	366.2
Consolidated operating income (loss)	15.2	13.0	5.1	53.3	(328.3)

Note

(1)                OCF (Total) is a non-GAAP financial measure.  See Appendix F for a discussion of the use of OCF (Total) as a non-GAAP financial measure and the reconciliation of OCF (Total) to GAAP operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

C2)	QUARTERLY COSTS AND EXPENSES
(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2009	2009	2008	2008	2008
			(adjusted)	(adjusted)	(adjusted)
Costs and expenses
Operating costs
Consumer cost of sales	230.2	239.4	240.0	226.7	224.6
Business cost of sales	46.4	51.0	51.5	52.4	56.8
Content cost of sales	26.7	23.2	38.2	31.2	25.5
Network and other operating costs (1)	101.3	100.1	101.9	88.2	90.1
Total operating costs	404.6	413.7	431.6	398.5	397.0

Selling, general and administrative expenses
Employee and outsourcing costs (2)	108.6	115.3	116.6	119.7	112.6
Marketing costs (3)	32.6	31.3	28.0	36.2	33.4
Facilities (4)	18.0	20.5	14.4	18.1	20.3
Other (5)	38.2	42.6	40.3	42.1	42.5
Total selling, general and administrative expenses	197.4	209.7	199.3	216.1	208.8

Notes

(1)

Network and other operating costs includes costs associated with the provision of the network and operating platforms including associated employee, outsourcing and facilities costs and certain other operating expenses.

(2)

Employee and outsourcing costs includes remuneration and benefits, temporary and contract staff, training and stock-based compensation costs together with costs of all major outsourced business activities.

(3)	Marketing costs includes advertising, brand costs, agency fees, support and research, public relations and internal communications costs
(4)	Facilities costs includes building costs, service costs, repairs and maintenance and utilities costs.
(5)	Other costs includes billing, collections and bad debt, IT, legal and professional, license, insurance, and other indirect costs.

D)	FREE CASH FLOW CALCULATION
(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2009	2009	2008	2008	2008
			(adjusted)	(adjusted)	(adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	333.8	312.3	317.6	326.3	334.3

Purchase of fixed and intangible assets	(148.2)	(144.4)	(139.2)	(106.7)	(107.6)
Interest expense (net)	(100.3)	(105.7)	(122.9)	(116.8)	(116.2)

Free Cash Flow (FCF)	85.3	62.2	55.5	102.8	110.5

FCF is defined as OCF reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. See Appendix F for a discussion of the use of FCF as a non-GAAP financial measure and reconciliation of FCF to GAAP net cash provided by operating activities.

E)	FIXED ASSET ADDITIONS (ACCRUAL BASIS)
(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2009	2009	2008	2008	2008
		(revised)	(revised)	(revised)	(revised)
NCTA Fixed Asset Additions
CPE	39.4	65.9	51.2	45.9	50.4
Scaleable infrastructure	62.3	48.3	51.4	49.2	48.2
Commercial	14.2	15.4	22.2	21.9	25.1
Line extensions	1.0	0.7	0.6	0.2	0.1
Upgrade/rebuild	1.1	1.4	0.7	0.7	1.6
Support capital	24.1	24.3	28.4	24.0	25.8
Total NCTA Fixed Asset Additions	142.1	156.0	154.5	141.9	151.2

Non NCTA Fixed Asset Additions	0.8	1.0	6.7	4.0	3.8

Total Fixed Asset Additions (Accrual Basis)	142.9	157.0	161.2	145.9	155.0

Fixed assets acquired under capital leases	(11.9)	(0.3)	(12.7)	(34.2)	(29.6)
Changes in liabilities related to:
Fixed Asset Additions (Accrual Basis)	17.2	(12.3)	(9.3)	(5.0)	(17.8)

Total Purchase of Fixed and Intangible Assets	148.2	144.4	139.2	106.7	107.6

Comprising:
Purchase of Fixed Assets	148.1	144.3	139.1	106.6	104.7
Purchase of Intangible Assets	0.1	0.1	0.1	0.1	2.9
	148.2	144.4	139.2	106.7	107.6

Notes

Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes.

NCTA Fixed Asset Additions have been revised to include the net impact of cable inventory additions previously reflected as Non NCTA Fixed Asset Additions in the appropriate NCTA category.

Fixed Asset Additions (Accrual Basis) are from continuing operations. See Appendix F for a discussion of the use of Fixed Asset Additions (Accrual Basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets.

F)              USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non- GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)            Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)

Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognized under GAAP. OCF represents our operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges.

Our management, including our chief executive officer, consider OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare our OCF with other companies’ non-GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) to GAAP operating income (loss)

(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2009	2009	2008	2008	2008
			(adjusted)	(adjusted)	(adjusted)
Operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF)	333.8	312.3	317.6	326.3	334.3

Reconciling items
Depreciation and amortization	(295.0)	(293.9)	(292.7)	(277.0)	(298.1)
Goodwill and intangible asset impairments	—	—	—	4.0	(366.2)
Restructuring and other (charges) income	(23.6)	(5.4)	(19.8)	—	1.7
Operating income (loss)	15.2	13.0	5.1	53.3	(328.3)

(ii)   Free Cash Flow (FCF)

We define Free Cash Flow (FCF) as operating income before depreciation, amortization, goodwill and intangible asset impairments and restructuring and other charges (OCF) reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs as defined by FAS 146. FCF is a non-GAAP financial measure. We believe the most directly comparable financial measure recognized under GAAP is net cash provided by operating activities.

Our management, including our chief executive officer, consider FCF as a helpful measure in assessing our liquidity and prospects for the future. We also believe FCF is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industry. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to net cash provided by operating activities shown below, provides a more complete understanding of factors and trends affecting our business. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. Because non-GAAP financial measures are not standardized, it may not be possible to compare our FCF with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, or other measures of financial performance or liquidity reported in accordance with GAAP.

Reconciliation of Free Cash Flow (FCF) to GAAP net cash provided by operating activities

(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2009	2009	2008	2008	2008
			(adjusted)	(adjusted)	(adjusted)

Free Cash Flow (FCF)	85.3	62.2	55.5	102.8	110.5

Reconciling items (see Note below):
Purchase of fixed and intangible assets	148.2	144.4	139.2	106.7	107.6
Changes in operating assets and liabilities	38.7	(64.5)	19.6	(29.2)	39.9
Non-cash compensation	1.2	4.7	4.3	5.3	5.1
Non-cash interest	(0.8)	(17.7)	(40.3)	35.5	0.2
Share of net income of affiliates	0.6	—	17.7	3.4	3.3
Realized foreign exchange (losses)/gains	(19.3)	4.5	(20.0)	(8.7)	(1.8)
Realized gains/(losses) on derivatives	5.3	2.0	3.4	(4.7)	6.9
Restructuring and other charges	(23.6)	(5.4)	(19.8)	—	1.7
Income taxes	0.8	0.3	0.9	1.8	0.8
Other	(0.9)	(1.3)	0.7	0.4	(0.6)
Net cash provided by operating activities	235.5	129.2	161.2	213.3	273.6

Note

The line descriptions above are derived from our previously reported results. Non-cash interest includes non-cash interest and amortization of original issue discount and deferred financing costs from our statements of cash flows. Share of net income of affiliates includes income from equity accounted investments, net of dividends received from our statements of cash flows and share of income from equity investments from our statements of operations. Realized foreign exchange (losses)/gains includes unrealized foreign currency losses (gains) from our statements of cash flows and foreign currency (losses) gains from our statements of operations. Realized gains/(losses) on derivatives includes unrealized (gains) losses on derivative instruments from our statements of cash flows and gains (losses) on derivative instruments from our statements of operations. Income taxes includes income taxes from our statements of cash flows and income tax benefit (expense) from our statements of operations.

(iii)  Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed and intangible assets as measured on an accrual basis, excluding asset retirement obligation related assets.

Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measure purchase of fixed and intangible assets, as reported in our statements of cash flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchase of fixed and intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities, including finance leases, related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities, including the use of finance leases, are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

Reconciliation of Fixed Asset Additions (Accrual Basis) to GAAP purchase of fixed and intangible assets

(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2009	2009	2008	2008	2008
			(adjusted)	(adjusted)	(adjusted)

Fixed Asset Additions (Accrual Basis)	142.9	157.0	161.2	145.9	155.0

Fixed assets acquired under capital leases	(11.9)	(0.3)	(12.7)	(34.2)	(29.6)
Changes in liabilities related to fixed asset additions	17.2	(12.3)	(9.3)	(5.0)	(17.8)
Total Purchase of Fixed and Intangible Assets	148.2	144.4	139.2	106.7	107.6
Comprising:
Purchase of fixed assets	148.1	144.3	139.1	106.6	104.7
Purchase of intangible assets	0.1	0.1	0.1	0.1	2.9
	148.2	144.4	139.2	106.7	107.6